Exhibit 99.1

Strategic American Oil Corporation Completes 'DST' Leasing In Illinois As Part Of Larger Drilling Package

June 2, 2010

Corpus Christi, Texas - Strategic American Oil Corporation (OTCBB: SGCA; the "Company") is pleased to announce it has completed leasing the DST prospect in the Illinois Basin. The project covers approximately 1,000 acres and according to the Illinois State Geological Survey (ISGS) is on trend with and offsets fields that have produced from 764,600 to 3,570,500 barrels of oil from depths of 3,000 to 4,000 feet. The Company will now work to secure additional working interest partners in an effort to drill an offset well on the DST acreage. This prospect was identified from geologic and historic well information provided by the ISGS.

The DST prospect is a part of broader effort by the Company to create a package of drilling prospects ranging from lower risk offsets to higher risk step-out wells. This portfolio of prospects will provide SGCA and its working interest partners a relatively low risk/high reward portfolio of drilling locations in the heart of the Illinois Basin where, according to the ISGS, recent calculations suggest that remaining mobile resources in the Illinois Basin may be as much as 4.1 billion barrels.

The Illinois Basin

Strategic American Oil Corporation has a strong interest in developing oil from primary and secondary recovery in the Illinois Basin for numerous reasons, including:

  Low lease costs at $10-25/acre

  Low royalty rate at 12.5 percent

  Shallow target zones of 2,000 - 4,000 feet

According to ISGS, oil and gas have been commercially produced in Illinois for over 100 years. Existing commercial production comes from more than 52 named pay horizons.  Recent calculations suggest that remaining mobile resources in the Illinois Basin may be as much as 4.1 billion barrels. Thus, large quantities of oil, potentially recoverable using current technology, remain in Illinois oil fields despite a century of development. To date, Strategic American Oil has leased more than 3,500 acres covering numerous prospects in Illinois.

Strategic American Oil Corporation President and CEO Jeremy Driver stated, "Like our Koliba prospect in Texas, the DST prospect was identified and leased in-house.  We are now in a position to develop internal engineering reports that will allow us to secure working interest partners to move the prospect towards the drilling stage while creating a low risk/high reward scenario. Initial evaluation of surrounding well control for this prospect shows tremendous promise and we look forward to developing it to its full potential.  As our Chairman Randall Reneau previously stated, by utilizing the ISGS database to review current and historic oil fields with similar geologic characteristics to the Company's current leases, we are able to compare the potential of our primary as well as secondary recovery prospects in the Basin. These shallow oil trends offer the possibility of near-term production and significant cash flow at minimum risk."

About Strategic American Oil Corporation

Strategic American Oil Corporation (OTCBB: SGCA - News) is an exploration and development company with operations in Texas, Louisiana and Illinois.  The Company draws on an internationally recognized team of geologists, engineers and executives with extensive oil and gas exploration and production experience. The Company's objective is to find and acquire oil and gas projects of merit and develop those projects to their full potential.

For further information, please contact:

Corporate Office:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.StrategicAmericanOil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.